                                                FILED PURSUANT TO RULE 424(B)(5)
                                                      REGISTRATION NO. 333-32135

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 19, 1997

                                 $300,000,000

                                     LOGO
                     OF NATIONWIDE HEALTH PROPERTIES, INC.
                          MEDIUM-TERM NOTES, SERIES C
                 DUE FROM 9 MONTHS OR MORE FROM DATE OF ISSUE

                                ---------------

  Nationwide Health Properties, Inc. (the "Company") may offer from time to time up to $300,000,000 aggregate initial offering price of its Medium-Term Notes, Series C (the "Notes"). Each Note will mature on a day nine months or more from the date of issue, as selected by the purchaser and agreed to by the Company, and may be subject to redemption by the Company and to repayment at the option of the holder, in each case in whole or in part, prior to its Stated Maturity, as set forth therein and specified in a pricing supplement hereto (each, a "Pricing Supplement").

  The interest rate, if any, or interest rate formula applicable to each Note and other variable terms of the Notes as described herein will be established by the Company at the date of issuance of such Note and will be set forth therein and specified in a Pricing Supplement. Interest rates, interest rate formulae and such other variable terms are subject to change by the Company, but no change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company. Each Note will be issued in fully registered book-entry form or definitive form, as set forth in the applicable Pricing Supplement, in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement.

  Unless otherwise specified in an applicable Pricing Supplement, the Notes will bear interest at a fixed rate or at floating rates determined by reference to the Certificate of Deposit Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR, the Prime Rate or the Treasury Rate, two or more of the foregoing base rates, or any other interest rate formula, as adjusted by any Spread and/or Spread Multiplier, and will specify such other terms applicable to such Notes. Interest on Fixed Rate Notes will accrue from their date of issue and, unless otherwise specified in the applicable Pricing Supplement, will be payable in arrears semiannually on each April 1 and October 1. Notes may also be issued with original issue discount, and such Notes may or may not bear interest. See "Description of the Notes" herein and "Description of Debt Securities" in the accompanying Prospectus.

                                ---------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO
  WHICH  IT RELATES.  ANY  REPRESENTATION  TO  THE  CONTRARY  IS  A CRIMINAL
  OFFENSE.

                                ---------------

                       PRICE TO         AGENTS'              PROCEEDS TO
                      PUBLIC(1)     COMMISSIONS(2)          COMPANY(2)(3)
                     ------------ ------------------- -------------------------
Per Note............     100%         .125%-.750%          99.875%-99.250%
Total............... $300,000,000 $375,000-$2,250,000 $299,625,000-$297,750,000

-------
(1) Unless otherwise specified in an applicable Pricing Supplement, the Notes will be issued at 100% of their principal amount.
(2) The Company will pay the Agents a commission of from .125% to .750%, depending on maturity, of the principal amount of any Notes sold through them as agents (or sold to such Agents as principals in circumstances in which no other discount is agreed). The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933. See "Plan of Distribution."
(3) Before deducting expenses payable by the Company estimated at $600,000, including expenses of the Agents to be reimbursed by the Company.

                                ---------------

  Offers to purchase Notes are being solicited, on a reasonable efforts basis, from time to time by the Agents on behalf of the Company. Notes may be sold to the Agents on their own behalf at negotiated discounts. The Company reserves the right to sell Notes directly on its own behalf. The Company also reserves the right to withdraw, cancel or modify the offering contemplated hereby without notice. The Company or the Agents may reject any order as a whole or in part. See "Plan of Distribution."

GOLDMAN, SACHS & CO.                                        MERRILL LYNCH & CO.

                                ---------------

          The date of this Prospectus Supplement is August 19, 1997.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "SUPPLEMENTAL PLAN OF DISTRIBUTION."

                                  THE COMPANY

  Nationwide Health Properties, Inc., a Maryland corporation organized in October 1985 (the "Company"), is a real estate investment trust ("REIT") which invests primarily in health care related facilities and provides financing to health care providers. As of June 30, 1997, the Company had investments in 254 facilities located in 30 states. The facilities include 191 long-term health care facilities, 61 assisted living facilities and two rehabilitation hospitals. The facilities are operated by 59 different operators.

  As of June 30, 1997, the Company had direct ownership of 141 long-term health care facilities, 52 assisted living facilities and two rehabilitation hospitals. All of the Company's owned facilities are leased under "net" leases (the "Leases"), which are accounted for as operating leases, to 40 health care providers (the "Lessees") including Beverly Enterprises, Inc. ("Beverly"), ARV Assisted Living, Inc., Alternative Living Services, Sun Healthcare Group, Inc., Horizon/CMS Healthcare Corporation, American Retirement Corporation, Sterling House Corporation, Living Centers of America, Inc., Retirement Care Associates, Inc., Newcare Health Corporation, Mariner Health Group, Integrated Health Services, Inc. and HEALTHSOUTH Corporation. Of the Lessees, only Beverly accounts for more than 10% of the Company's revenue.

  The Leases have initial terms ranging from 10 to 19 years, and the Leases generally have two or more multiple-year renewal options. The Company earns fixed monthly minimum rents and may earn periodic additional rents. The additional rent payments are generally computed as a percentage of facility net patient revenues in excess of base amounts. The base amounts, in most cases, are net patient revenues for the first year of the lease. Most Leases contain cross collateralization and cross default provisions tied to other Leases with the same Lessee, as well as grouped lease renewals and grouped purchase options. Obligations under the Leases have corporate guarantees, and leases covering 114 facilities are backed by irrevocable letters of credit or security deposits which cover 2 to 14 months of monthly minimum rents. Under the terms of the Leases, the Lessee is responsible for all maintenance, repairs, taxes and insurance on the leased properties.

  As of June 30, 1997, the Company held 33 mortgage loans secured by 50 long-term care facilities and nine assisted living facilities. Such loans had an aggregate outstanding principal balance of approximately $209,916,000 and a net book value of approximately $199,487,000 at June 30, 1997. The mortgage loans have individual outstanding principal balances ranging from approximately $690,000 to $19,650,000 and maturities ranging from 1998 to 2025.

  The Company anticipates providing lease or mortgage financing for health care facilities to qualified operators and acquiring additional health care related facilities, including long-term health care facilities, assisted living facilities, acute care hospitals and medical office buildings. Financing for such future investments may be provided by borrowings under the Company's bank line of credit, private placements or public offerings of debt or equity, and the assumption of secured indebtedness.

  The Company believes that it has operated in such a manner as to qualify for taxation as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ending December 31, 1985, and the Company intends to continue to operate in such a manner. If the Company qualifies for taxation as a REIT, it will generally not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (e.g., at the corporate and stockholder levels) that generally results from investment in stock of a corporation. Among the requirements for taxation as a REIT, the Company is required to distribute substantially all of its taxable income (determined without regard to capital gains) each year. Failure to do so may cause the Company to fail to qualify for taxation as a REIT.

                              RECENT DEVELOPMENTS

  Subsequent to June 30, 1997, the Company acquired five long-term health care facilities, five assisted living facilities and one medical clinic in eight separate transactions for an aggregate purchase price of approximately $42,817,000. The facilities were concurrently leased under terms generally similar to the Company's existing Leases. Additionally, the Company provided a mortgage on one long-term health care facility in the amount of $3,000,000. The acquisitions and mortgage were funded by bank borrowings on the Company's bank line of credit and by cash on hand.

                                USE OF PROCEEDS

  The Company intends to use the net proceeds received by it from this offering for general corporate purposes, including the repayment of indebtedness outstanding under the Company's revolving bank line of credit. As of August 13, 1997, the aggregate amount of such indebtedness was approximately $58,300,000 having interest rates between 6.375% and 8.50% and a maturity date of March 31, 2000. Such indebtedness was incurred for general corporate purposes, including the acquisition of health care facilities and mortgage loans secured by health care facilities.

                           DESCRIPTION OF THE NOTES

  The Notes are to be issued as a series of Debt Securities under an indenture (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"), a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part. The following statements relating to the Notes and the Indenture are summaries of certain provisions of the Notes and the Indenture and do not purport to be complete, and where particular provisions of the Notes and of the Indenture are referred to, such summaries are qualified in their entirety by reference to such provisions. Capitalized terms used but not defined herein have the meanings given to them in the Indenture or the Notes, as the case may be. The term "Debt Securities," as used under this caption, refers to all securities issued and issuable from time to time under the Indenture and includes the Notes. The following description of the Notes will apply to such Notes unless otherwise specified in an applicable Pricing Supplement.

GENERAL

  All Debt Securities, including the Notes, issued and to be issued under the Indenture will be unsecured general obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that the Debt Securities may be issued in one or more series up to the aggregate principal amount which may be authorized from time to time by the Company. The Company may, from time to time, without the consent of the holders of the Notes, provide for the issuance of Notes or other Debt Securities under the Indenture in addition to the $300,000,000 aggregate initial offering price of Notes authorized as of the date of this Prospectus Supplement.

  The Notes are currently limited to $300,000,000 aggregate initial offering price. The Notes will be offered on a continuing basis and will mature on a day nine months or more from the date of issue, as selected by the purchaser and agreed to by the Company. Each interest bearing Note will bear interest at either (a) a fixed rate of interest ("Fixed Rate Notes"), or (b) a rate determined by reference to the specified Base Rate or two or more specified Base Rates, which may in either case be adjusted by a Spread and/or Spread Multiplier (as defined herein) ("Floating Rate Notes"). Notes may be issued at significant discounts from their principal amount payable at Stated Maturity (or on any prior date on which the principal or an installment of principal of a Note becomes due and payable, whether by the declaration of acceleration, call for redemption at the option of the Company, repayment at the option of the holder or otherwise) (each such date, a "Maturity") ("Original Issue Discount Notes"), and some Notes may not bear interest.

  Interest rates, interest rate formulae and other variable terms of the Notes are subject to change by the Company from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company. Interest rates offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of the Notes purchased in any single transaction.

  Each Note will be issued in fully registered book-entry form (a "Book-Entry Note") or definitive form (a "Definitive Note"), in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement. Book-Entry Notes may be transferred or exchanged only through a participating member of The Depository Trust Company (or such other depositary as is identified in an applicable Pricing Supplement) (the "Depositary"). See "Book-Entry Notes." Registration of transfer of Definitive Notes will be made at the Corporate Trust Office of the Trustee. No service charge will be made by the Company, the Trustee or the Security Registrar for any such registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (other than exchanges pursuant to the Indenture, not involving any transfer).

  Payments of principal of, and premium and interest, if any, on Book-Entry Notes will be made by the Company through the Trustee to the Depositary. See "Book-Entry Notes." In the case of Definitive Notes, payment of principal or premium, if any, at the Maturity of each Definitive Note will be made in immediately available funds upon presentation of the Definitive Note at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York, or at such other place as the Company may designate. Payment of interest due at Maturity will be made to the person to whom payment of the principal of the Definitive Note shall be made. Payment of interest due on Definitive Notes other than at Maturity will be made at the Corporate Trust Office of the Trustee or, at the option of the Company, may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Notwithstanding the foregoing, a holder of $10,000,000 or more in aggregate principal amount of Definitive Notes having the same Interest Payment Dates (as defined herein) will be entitled to receive interest payments (other than at Maturity) by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 days prior to the applicable Interest Payment Date.

  As used herein, "Business Day" means, unless otherwise specified in the applicable Pricing Supplement, any day other than a Saturday or Sunday or any other day on which banks in The City of New York are generally authorized or obligated by law or executive order to close and, with respect to Notes as to which LIBOR is an applicable Base Rate, is also a London Business Day. As used herein, "London Business Day" means any day on which dealings in deposits in United States dollars are transacted in the London interbank market.

REDEMPTION

  Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. If provided in the applicable Pricing Supplement, the Notes may be subject to redemption, in whole or in part, prior to their Stated Maturity at the option of the Company, or through operation of a sinking fund or analogous provisions, on notice given not less than 30 nor more than 60 days prior to the date of redemption. Such Pricing Supplement will set forth the terms of such redemption, including, but not limited to, the dates on which redemption may be elected and the price (including premium, if any) at which such Notes may be redeemed.

REPAYMENT

  If provided in an applicable Pricing Supplement, the Notes will be subject to repayment, in whole or in part, on a given day or days prior to their Stated Maturity at the option of the holders thereof in accordance with the terms of such Notes on their respective optional repayment dates, if any, as agreed upon by the Company and the purchasers thereof at the time of such sale (each, an "Optional Repayment Date"). Such Pricing Supplement will set forth the terms of such repayment, including, but not limited to, the dates on which repayment may be effected and the price at which such Notes may be repaid. Unless otherwise provided in the applicable Pricing Supplement, such Notes will be repaid upon notice given not less than 30 nor more than 60 days prior to the related Optional Repayment Date. If no Optional Repayment Date is indicated with respect to a Note, such Note will not be repayable at the option of the holder thereof prior to its Stated Maturity.

INTEREST

 General

  Unless otherwise specified in the applicable Pricing Supplement, each Note will bear interest from the date of issue at the rate per annum or, in the case of a Floating Rate Note, pursuant to the Base Rate or interest rate formula, stated therein until the principal thereof is paid or made available for payment. Unless otherwise specified in an applicable Pricing Supplement, interest payments shall be the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid (or from and including the date of issue if no interest has been paid with respect to such Note), to but excluding the Interest Payment Date or Maturity (an "Interest Accrual Period"), as the case may be.

  Interest will be payable in arrears on each date specified in the applicable Pricing Supplement on which an installment of interest is due and payable (each, an "Interest Payment Date") and at Maturity. Interest will be payable to the person in whose name a Note is registered at the close of business on the Regular Record Date next preceding each Interest Payment Date; provided, however, that interest payable at Maturity will be payable to the person to whom principal shall be payable. Unless otherwise specified in an applicable Pricing Supplement, if the original issue date of a Note is between a Regular Record Date and the related Interest Payment Date, the initial interest payment will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered holder on such next succeeding Regular Record Date. Unless otherwise specified in the applicable Pricing Supplement, the "Regular Record Date" will be the date 15 calendar days (whether or not a Business Day) immediately preceding the related Interest Payment Date.

 Fixed Rate Notes

  Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be payable semiannually on each April 1 and October 1 and at Maturity. If any Interest Payment Date or Maturity of a Fixed Rate Note falls on a day that is not a Business Day, the related payment of principal, premium, if any, and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity, as the case may be. Unless otherwise specified in an applicable Pricing Supplement, interest on each Fixed Rate Note will be calculated on the basis of a 360-day year of twelve 30-day months.

 Floating Rate Notes

  Unless otherwise specified in an applicable Pricing Supplement, Floating Rate Notes will be issued as described below. Interest on Floating Rate Notes will be determined by reference to a "Base Rate," which may be one or more of
(a) the Certificate of Deposit Rate, in which case such Note will be a "Certificate of Deposit Rate Note;" (b) the Commercial Paper Rate, in which case such Note will be a "Commercial Paper Rate Note;" (c) the Federal Funds Rate, in which case such Note will be a "Federal Funds Rate Note;" (d) LIBOR, in which case such Note will be a "LIBOR Note;" (e) the Prime Rate, in which case such Note will be a "Prime Rate Note;" (f) the Treasury Rate, in which case such Note will be a "Treasury Rate Note;" or (g) such other Base Rate or interest rate formula as may be set forth in the applicable Pricing Supplement. In addition, a Floating Rate Note may bear interest by reference to two or more Base Rates determined in the same manner as the Base Rates are determined for the types of Notes described above.

  The applicable Pricing Supplement and the related Note will specify the Base Rate or Rates and the Spread and/or Spread Multiplier, if any, and the maximum or minimum interest rate limitation, if any, applicable to each Floating Rate Note. In addition, such Pricing Supplement and the applicable Note will define or particularize for each Floating Rate Note the following terms, if applicable: Initial Interest Rate, Index Maturity, Interest Payment Dates, Interest Reset Dates, Interest Rate Reset Period, Regular Record Dates and Calculation Agent (if other than The Bank of New York).

  The interest rate on each Floating Rate Note will be calculated by reference to the specified Base Rate or two or more specified Base Rates, in either case plus or minus the Spread, if any, and/or multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points to be added to or subtracted from the related Base Rate or Rates applicable to such Floating Rate Note. The "Spread Multiplier" is the percentage of the related Base Rate or Rates applicable to such Floating Rate Note by which such Base Rate or Rates will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Base Rate or Rates is calculated. The Spread, Spread Multiplier, Index Maturity and other variable terms of the Floating Rate Notes are subject to change by the Company from time to time, but no such change will affect any Floating Rate Note previously issued or as to which an offer to purchase has been accepted by the Company.

  Each applicable Pricing Supplement will specify whether the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually, annually or such other period (each, an "Interest Reset Period"), and the dates on which such interest rate will be reset (each, an "Interest Reset Date"). Unless otherwise specified in an applicable Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset (a) daily, each Business Day; (b) weekly, the Wednesday of each week (with the exception of weekly reset Treasury Rate Notes which will reset the Tuesday of each week, except as specified below); (c) monthly, the third Wednesday of each month; (d) quarterly, the third Wednesday of March, June, September and December of each year; (e) semiannually, the third Wednesday of each of the two months specified in the applicable Pricing Supplement; and (f) annually, the third Wednesday of the month specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, except that in the case of a LIBOR Note (or a Note for which the interest rate is determined with reference to LIBOR), if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

  The interest rate applicable to each Interest Accrual Period commencing on the Interest Reset Date applicable to such Interest Accrual Period will be the rate determined on the applicable "Interest Determination Date." Unless otherwise specified in an applicable Pricing Supplement, the Interest Determination Date with respect to the Certificate of Deposit Rate, Commercial Paper Rate, Federal

Funds Rate and the Prime Rate will be the second Business Day preceding each Interest Reset Date for the related Note; and the Interest Determination Date with respect to LIBOR will be the second London Business Day preceding each Interest Reset Date for the related Note. With respect to the Treasury Rate, unless otherwise specified in an applicable Pricing Supplement, the Interest Determination Date will be the day of the week in which the Interest Reset Date falls on which Treasury Bills (as defined below) normally would be auctioned (Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if as a result of a legal holiday an auction is held on the Friday of the week preceding the related Interest Reset Date, the related Interest Determination Date shall be such preceding Friday; and provided, further, that if an auction shall fall on any Interest Reset Date, then the related Interest Reset Date shall instead be the first Business Day following such auction. The Interest Determination Date pertaining to a Floating Rate Note, the interest rate of which is determined with reference to two or more Base Rates, will be the latest Business Day which is at least two Business Days prior to the Interest Reset Date for such Note on which each Base Rate is determinable. Each Base Rate shall be determined and compared on such date, and the applicable interest rate shall take effect on the related Interest Reset Date.

  A Floating Rate Note may also have either or both of the following: (a) a maximum limit, or ceiling, on the rate of interest which may accrue during any Interest Accrual Period, and (b) a minimum limit, or floor, on the rate of interest which may accrue during any Interest Accrual Period. In addition to any maximum interest rate that may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

  Except as provided below or in the applicable Pricing Supplement, interest will be payable, in the case of Floating Rate Notes which reset (a) daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; (b) quarterly, on the third Wednesday of March, June, September and December of each year; (c) semiannually, on the third Wednesday of each of the two months of each year specified in the applicable Pricing Supplement; and (d) annually, on the third Wednesday of the month specified in the applicable Pricing Supplement and, in each case, at Maturity.

  If any Interest Payment Date (other than at Maturity) with respect to a Floating Rate Note falls on a day that is not a Business Day, such Interest Payment Date will be the following Business Day, except that, in the case of a LIBOR Note (or a Note for which the interest rate is determined with reference to LIBOR), if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. If the Maturity of a Floating Rate Note falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such Maturity.

  The interest rate in effect with respect to a Floating Rate Note on each day that is not an Interest Reset Date will be the interest rate determined as of the Interest Determination Date pertaining to the immediately preceding Interest Reset Date and the interest rate in effect on any day that is an Interest Reset Date will be the interest rate determined as of the Interest Determination Date pertaining to such Interest Reset Date, subject in either case to any maximum or minimum interest rate limitation referred to above; provided, however, that the interest rate in effect with respect to a Floating Rate Note for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate (as defined herein) specified in the applicable Pricing Supplement and the related Note.

  With respect to each Floating Rate Note, accrued interest is calculated by multiplying its face amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from the date of issue, or from the last date to which interest has been paid, to the date for which accrued interest is being calculated. Unless otherwise specified in an applicable Pricing Supplement, the interest factor for each such day is computed by dividing the interest rate applicable to such day by 360, in the case of Certificate of Deposit Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes and Prime Rate Notes, or by the actual number of days in the year in the case of Treasury Rate Notes. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for Notes for which the interest rate is calculated with reference to the lowest of two or more Base Rates will be calculated in each period in the same manner as if only the lowest of the applicable Base Rates applied.

  All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or
 .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upward).

  Unless otherwise specified in the applicable Pricing Supplement, The Bank of New York will be the "Calculation Agent." Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date with respect to such Floating Rate Note. Unless otherwise specified in an applicable Pricing Supplement, the "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if any such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or the Maturity, as the case may be.

  The interest rate in effect with respect to a Floating Rate Note from the date of issue to the first Interest Reset Date (the "Initial Interest Rate") will be specified in the applicable Pricing Supplement. The interest rate for each subsequent Interest Reset Date will be determined by the Calculation Agent as follows:

  Certificate of Deposit Rate. Certificate of Deposit Rate Notes will bear interest at the interest rates (calculated with reference to the Certificate of Deposit Rate and the Spread and/or Spread Multiplier, if any) specified in such Certificate of Deposit Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "Certificate of Deposit Rate" means, with respect to any Interest Determination Date relating to a Certificate of Deposit Rate Note or any Interest Determination Date for a Floating Rate Note for which the interest rate is determined with reference to the Certificate of Deposit Rate (a "Certificate of Deposit Rate Interest Determination Date"), the rate on such date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)") under the heading "CDs (Secondary Market)." In the event such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Certificate of Deposit Rate Interest Determination Date, then the Certificate of Deposit Rate will be the rate on such Certificate of Deposit Rate Interest Determination Date for negotiable certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication ("Composite Quotations") under the heading "Certificates of Deposit." If such rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on such Calculation Date, then the Certificate of Deposit Rate on such Certificate of Deposit Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such

Certificate of Deposit Rate Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in New York, New York (which may include one or both of the Agents) selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks in the market for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in an amount that is representative for a single transaction in that market at that time; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Certificate of Deposit Rate in effect for the applicable period will be the Certificate of Deposit Rate in effect on such Certificate of Deposit Rate Interest Determination Date.

  Commercial Paper Rate. Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in such Commercial Paper Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Commercial Paper Rate Note or any Interest Determination Date for a Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as defined below) on such date of the rate for commercial paper having the index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "Commercial Paper." In the event that such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Commercial Paper Rate Interest Determination Date, then the Commercial Paper Rate will be the Money Market Yield on such Commercial Paper Rate Interest Determination Date of the rate for commercial paper of the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If such rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on such Calculation Date, then the Commercial Paper Rate will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date, of three leading dealers of commercial paper in New York, New York (which may include one or both of the Agents) selected by the Calculation Agent for commercial paper of the specified Index Maturity placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not voting as mentioned in this sentence, the Commercial Paper Rate in effect for the applicable period will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

  "Money Market Yield" shall be a yield (expressed as a percentage rounded, if necessary, to the nearest one hundred-thousandth of a percentage point) calculated in accordance with the following formula:

                                    D X 360
                                ______________
           Money Market Yield = 360 -- (D X M)    X 100


  where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal and "M" refers to the actual number of days in the interest period for which interest is being calculated.

  Federal Funds Rate. Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in such Federal Funds Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Federal Funds Rate Note or any Interest Determination Date for a Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate of interest on that day for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)." In the event such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Federal Funds Rate Interest Determination Date, then the Federal Funds Rate will be the rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on such Calculation Date, the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by three leading dealers of Federal Funds transactions in New York, New York (which may include one or both of the Agents) selected by the Calculation Agent as of 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if the dealers so selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate in effect for the applicable period will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

  LIBOR. LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in such LIBOR Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" means the rate determined by the Calculation Agent in accordance with the following provisions:

    (i) With respect to an Interest Determination Date relating to a LIBOR Note or any Interest Determination Date for a Floating Rate Note for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be, as specified in the applicable Pricing Supplement, either: (a) the arithmetic mean of the offered rates for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following that LIBOR Interest Determination Date, that appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on that LIBOR Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBOR Reuters"), or (b) the rate for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement commencing on the second London Business Day immediately following that LIBOR Interest Determination Date, that appears on the Telerate Page 3750 as of 11:00 A.M., London time, on that LIBOR Interest Determination Date ("LIBOR Telerate"). "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks). "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate has been specified. If fewer than two offered rates appear on the Reuters Screen LIBO Page, or if no rate appears on the Telerate Page 3750, as applicable, LIBOR in respect of that LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

    (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear on the Reuters Screen LIBO Page, as specified in (i) (a) above, or on which no rate appears on Telerate Page 3750, as specified in (i) (b) above, as applicable, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement are offered at approximately 11:00 A.M., London time, on that LIBOR Interest Determination Date by four major banks in the London interbank market selected by the Calculation Agent ("Reference Banks") to prime banks in the London interbank market commencing on the second London Business Day immediately following that LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect of that LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of that LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on that LIBOR Interest Determination Date by three major banks in the City of New York selected by the Calculation Agent for loans in U.S. dollars to leading European banks having the Index Maturity designated in the applicable Pricing Supplement commencing on the second London Business Day immediately following that LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR in effect for the applicable period will be LIBOR in effect on such LIBOR Interest Determination Date.

  Prime Rate. Prime Rate Notes will bear interest at the rates (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if
any) specified in such Prime Rate Notes and the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Prime Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan." If such rate is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIMEI Page (as defined below) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates but more than one such rate appear on the Reuters Screen USPRIMEI Page for such Prime Rate Interest Determination Date, the Prime Rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks in The City of New York selected by the Calculation Agent. If fewer than two such rates appear on the Reuters Screen USPRIMEI Page, the Prime Rate will be determined by the Calculation Agent on the basis of the rates furnished in The City of New York by three substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least $500 million and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks or trust companies selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

  "Reuters Screen USPRIMEI Page" means the display designated as page "USPRIMEI" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIMEI page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

  Treasury Rate. Treasury Rate Notes will bear interest at the rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in such Treasury Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Treasury Rate Note or any Interest Determination Date for a Floating Rate Note for which the interest rate is determined with reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate applicable to the most recent auction of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Pricing Supplement, as such rate is published in H.15(519) under the heading "Treasury Bills-auction average (investment)" or, if not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Treasury Rate Interest Determination Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the specified Index Maturity are not reported as provided by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held in a particular week, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers (which may include one or both of the Agents) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate in effect for the applicable period will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

ORIGINAL ISSUE DISCOUNT NOTES

  Notes may be issued at a price less than their stated redemption price at maturity, resulting in the Notes being treated as issued with original issue discount for federal income tax purposes. Such discounted Notes may currently pay no interest or interest at a rate which at the time of issuance is below market rates and such Notes may provide that upon redemption or repayment prior to their Stated Maturity or upon acceleration of the maturity of such Notes, an amount less than the stated principal amount thereof shall become due and payable. If Notes are issued with original issue discount, holders of such Notes will be required to include the amount of original issue discount in income in accordance with applicable provisions of the Code and the Treasury Regulations promulgated thereunder. Special federal income tax and other considerations applicable to any such discounted Notes may be described in the applicable Pricing Supplement.

INDEXED NOTES

  Notes also may be issued with the principal amount payable at Maturity, premium, if any, and/or interest to be paid thereon to be determined with reference to the price or prices of specified commodities or stocks, interest rate indices, interest rate or exchange rate swap indices, the exchange rate of one or more specified currencies (including a composite currency such as the European Currency Unit) relative to an indexed currency, or such other price or exchange rate or other financial index or indices as may be specified in such Note ("Indexed Notes"), as set forth in an Indexed Note Supplement. Holders of such Notes may receive a principal amount at Maturity that is greater than or less than the face amount of the Notes depending upon the relative value at Maturity of the specified indexed item. Information as to the method for determining the principal payable at Maturity and, where applicable, certain historical information with respect to the specified indexed item or items and tax considerations associated with investment in Indexed Notes, will be set forth in the applicable Indexed Note Supplement.

  An investment in Notes indexed, as to principal, premium and/or interest, to one or more values of currencies (including exchange rates and swap indices between currencies), commodities or interest rate or other indices entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security. If the interest rate of an Indexed Note is so indexed, it may result in an interest rate that is less than that payable on a conventional fixed-rate debt security issued at the same time, including the possibility that no interest will be paid, and, if the principal of and/or premium amount of such an Indexed Note is so indexed, the principal amount payable in respect thereof may be less than the original purchase price of such Indexed Note if allowed pursuant to the terms thereof, including the possibility that no principal will be paid. The secondary market for Indexed Notes will be affected by a number of factors, independent of the creditworthiness of the Company and the value of the applicable currency, commodity or interest rate index, including the volatility of the applicable currency, commodity or interest rate index, the time remaining to the maturity of such Notes, the amount outstanding of such Notes and market interest rates. The value of the applicable currency, commodity or interest rate index depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. Additionally, if the formula used to determine the principal, premium or interest payable with respect to Indexed Notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity or interest rate index may be increased. The historical experience of the relevant currencies, commodities or interest rate indices should not be taken as an indication of future performance of such currencies, commodities or interest rate indices during the term of any Indexed Note. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in Indexed Notes and the suitability of Indexed Notes in light of their particular circumstances.

  Notwithstanding anything to the contrary contained herein or in the Prospectus, for purposes of determining the rights of a Holder of a Note indexed as to principal in respect of voting for or against amendments to the Indenture and modifications and the waiver of rights thereunder, the principal amount of such Indexed Note shall be deemed to be equal to the face amount thereof upon issuance. The amount of principal payable at Maturity will be specified in the applicable Pricing Supplement.

BOOK-ENTRY NOTES

  Unless otherwise specified in an applicable Pricing Supplement, upon issuance, all Book-Entry Notes having the same Original Issue Date, Stated Maturity and otherwise having identical terms and provisions will be represented by a single global security (each, a "Global Security"). Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary. Except as set forth below, a Global Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any nominee to a successor of the Depositary or a nominee of such successor.

  The Depository Trust Company, New York, New York ("DTC"), will be the initial Depositary with respect to the Notes. DTC has advised the Company and the Agents that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants.

  Upon the issuance of the Notes represented by a Global Security, the Depositary will credit, on its book-entry registration and transfer system, the principal amounts of the Notes represented by such Global Security to the accounts of participants. The accounts to be credited will be designated by the Agents or underwriters of such Book-Entry Notes, as the case may be. Ownership of beneficial interests in the Global Security will be limited to participants or persons that hold interests through participants. Ownership of beneficial interests in the Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to interests of participants in the Depositary), or by participants in the Depositary or persons that may hold interests through such participants (with respect to persons other than participants in the Depositary). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limitations and such laws may impair the ability of holders of the Notes to transfer beneficial interests in a Global Security.

  So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Notes represented by a Global Security will not be entitled to have the Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

  Payments of principal of and interest on the Notes will be made by the Company through the Trustee to the Depositary or its nominee, as the case may be, as the registered owner of a Global Security. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. The Company expects that the Depositary, upon receipt of any payment of principal or interest in respect of a Global Security, will credit the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in such Global Security as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in a Global Security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such participants.

  If the Depositary is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue Definitive Notes in exchange for the Notes represented by such Global Security or Securities. In addition, the Company may at any time and in its sole discretion determine to discontinue use of the Global Security and, in such event, will issue Definitive Notes in exchange for the Notes represented by such Global Security or Securities. Notes so issued will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

                            UNITED STATES TAXATION

  Set forth below is a summary of certain U.S. federal income tax considerations of importance to holders of the Notes. The summary concerns holders who hold the Notes as capital assets and not special classes of holders, such as banks, insurance companies, regulated investment companies, dealers in securities or currencies, persons who hold the Notes as a hedge against currency risks or who hedge any currency risks of holding the Notes, tax-exempt investors or U.S. holders (as defined below) whose functional currency is other than the U.S. dollar. The summary also does not deal with holders of the Notes other than original purchasers. The discussion below is based upon the Code and final, temporary and proposed U.S. Treasury Regulations, which are subject to change possibly with retroactive effect. Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

U.S. TAX CONSIDERATIONS FOR U.S. HOLDERS

 General

  Interest on the Notes will be taxable to a U.S. holder as ordinary interest income at the time it is accrued or received, depending in part on the U.S. holder's method of accounting for tax purposes.

  As used herein, "U.S. holder" means a holder of a Note who is a citizen or resident of the United States, a corporation or partnership (including an entity treated as a corporation or partnership for U.S. tax purposes) or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source, a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, and any other holder whose ownership of a Note is effectively connected with the conduct of a trade or business in the United States. As used herein, the term "non-U.S. holder" means a holder that is not a U.S. holder.

 Original Issue Discount

  General. Notes with a term greater than one year may be issued with original issue discount ("OID") for federal income tax purposes. OID is the excess of the "stated redemption price at maturity" of a Note over its "issue price." If this excess is less than 0.25% of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity (a "de minimis amount"), the amount of OID is considered to be zero. The "stated redemption price at maturity" of a Note is all amounts payable on the Note however designated, other than payments of "qualified stated interest." "Issue price" is defined as the first offering price to the public at which a substantial amount of the Notes have been sold. "Qualified stated interest" is stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate (a single fixed rate is a rate that takes into account the length of time between payments). If a Note has certain interest payment characteristics (e.g. interest holidays, interest payable in additional Notes or stepped interest rates), then the Note may also be treated as having OID for federal income tax purposes even if such Note was issued at an issue price which does not otherwise result in OID.

  Accrual of OID. U.S. holders are required to include OID in income before the receipt of cash attributable to such income regardless of such U.S. holder's method of accounting for tax purposes. The amount of OID includible in income by the initial U.S. holder of a Note is the sum of the daily portions of OID which accrues under a constant yield method with respect to such Note for each day during the accrual period or portion of the accrual period in which such U.S. holder held such Note. The amount of OID which accrues in an accrual period is an amount equal to the excess (if any) of (a) the product of the Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the end of each accrual period and appropriately adjusted to take into account the length of the particular accrual period), over (b) the sum of the qualified stated interest payments, if any, allocable to the accrual period. The daily portion of OID is determined by allocating to each day in any accrual period a ratable portion of the increase during such accrual period in the Note's "adjusted issue price." The "adjusted issue price" of a Note at the beginning of any accrual period is the sum of the issue price of such Note plus the OID allocable to all prior accrual periods reduced by payments on the Note other than qualified stated interest. An "accrual period" may be of any length and the accrual periods may even vary in length over the term of the debt instrument, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs at the first day or the last day of an accrual period. Under these rules, U.S. holders will generally have to include in income increasingly greater amounts of OID in successive accrual periods.

 Floating Rate Notes

  The Floating Rate Notes are treated as either "variable rate debt instruments" or Contingent Notes (as defined below). The Treasury Regulations provide special rules for determining the amount and accrual of qualified stated interest and OID on a Floating Rate Note. A Floating Rate Note will qualify as a variable rate debt instrument if (a) its issue price does not exceed the total noncontingent principal payments due under such Floating Rate Note by more than a specified de minimis amount, (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more "qualified floating rates," (ii) a single fixed rate and one or more qualified floating rates, (iii) a single "objective rate," or (iv) a single fixed rate and a single objective rate that is a "qualified inverse floating rate," as such terms are defined under the regulations, (c) it provides that a qualifying floating rate or objective rate in effect at any time during its term is set at a current value of that rate, as such terms are defined in the regulations, (d) except as provided under (a) above, it does not provide for any contingent principal payments, and (e) if the floating rate is subject to one or more restrictions (e.g., a cap or a floor), those restrictions last throughout the term of the Note and are not reasonably expected as of the issue date to cause the yield on the Floating Rate Note to differ significantly from the expected yield determined without the restriction. The definitions of such terms and their application, if any, to a particular Floating Rate Note will be described in the related Pricing Supplement.

  If a Floating Rate Note that qualifies as a variable rate debt instrument provides for stated interest at a single qualified floating rate or a single objective rate and the interest is unconditionally payable in cash or property (other than the debt instruments of the issuer) at least annually, then all such stated interest will constitute qualified stated interest, and will be taxable to the U.S. Holder as ordinary interest income at the time it is accrued or received, depending on such U.S. Holder's method of accounting for tax purposes. Such a Floating Rate Note thus generally will not be treated as having OID unless its stated principal amount exceeds its issue price by more than a specified de minimis amount. OID, if any, on such a Floating Rate Note is allocated to an accrual period under the method described above by assuming that the variable rate is a fixed rate equal to (a) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate, or qualified inverse floating rate, or
(b) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the debt instrument. Moreover, the amount of qualified stated interest allocable to an accrual period will be increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period as determined under the rules described in this paragraph.

  In general, any other Floating Rate Note that qualifies as a variable rate debt instrument generally will be converted into a fixed rate instrument, and the amount and accrual of qualified stated interest and OID on such Floating Rate Note are then determined by applying the general OID rules. The method for converting such a Floating Rate Note to a fixed rate instrument will depend on its characteristics. Such a Floating Rate Note providing for a qualified floating rate or a qualified inverse floating rate is converted by substituting a fixed rate (the "equivalent" fixed rate) equal to the value of the qualified floating rate or qualified inverse floating rate as of such Floating Rate Note's issue date. Such a Floating Rate Note providing for an objective rate (other than a qualified inverse floating rate) is converted by substituting an equivalent fixed rate that reflects the yield that is reasonably expected on such Floating Rate Note. In the case of a Floating Rate Note that qualifies as a variable rate debt instrument and provides for stated interest at one or more qualified floating rates or a qualified inverse floating rate and additionally provides for stated interest at a single fixed rate, the fixed rate is converted into a qualified floating rate (or a qualified inverse floating rate if such Floating Rate Note provides for a qualified inverse floating rate). The qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Floating Rate Note as of the Floating Rate Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Such a Floating Rate Note is then converted into an equivalent fixed rate debt instrument as described above. In the event that the amount of qualified stated interest or OID assumed to have accrued or been paid with respect to the equivalent fixed rate debt instrument of a Floating Rate Note that qualifies as a variable rate debt instrument differs from the amount of qualified stated interest or OID actually accrued or paid on such Floating Rate Note during an accrual period, the regulations provide for appropriate adjustments to be made to the amount of qualified stated interest or OID assumed to have accrued or been paid. The applications of these rules to a particular Floating Rate Note will be described in the related Pricing Supplement.

 Contingent Notes

  Notes may be issued under circumstances in which the amount and/or timing of interest and principal on the Notes is subject to a contingency ("Contingent Notes"). For example, the Company may issue Indexed Notes under which interest and/or principal is determined by reference to multiple formulae based on the values of specified stocks, commodities, foreign currencies or other such personal property. If a Floating Rate Note does not qualify as a variable rate debt instrument under the regulations, then the Floating Rate Note would be treated as a Contingent Note for tax purposes. With some exceptions, the amount of interest that will accrue on such Contingent Notes in each accrual period will be determined under the "noncontingent bond method." For each issue of Contingent Notes, the noncontingent bond method requires the issuer to determine a comparable yield, a projected payment schedule, the daily portions of interest accruing in each accrual period, and then to make appropriate adjustments for any differences between projected and actual contingent payments made to Holders of Contingent Notes. The proper U.S. federal income tax treatment of a Contingent Note will be described in the related Pricing Supplement.

 Notes with put and/or call options

  Certain notes (i) may be redeemable at the option of the Company prior to their stated maturity-i.e., a "call option, " and /or (ii) may be repayable at the option of the holder prior to their stated maturity, i.e., a "put option." Notes containing such features may be subject to special rules. The application, if any, of these rules will be described in the related Pricing Supplement.

 Acquisition Discount on Short Term Notes

  Notes that have a fixed maturity of one year or less ("Short-Term Notes") may be issued with acquisition discount. U.S. holders who are accrual basis taxpayers, cash basis taxpayers making an appropriate election under the Code and taxpayers in certain specified classes will be required to include acquisition discount in income currently in an amount and manner similar to that applicable to OID. Individuals and non-electing cash basis taxpayers holding Short-Term Notes are not required to include accrued acquisition discount in income until the cash payments attributable to such discount are received, which payments will be treated as ordinary income. A U.S. holder who does not recognize acquisition discount currently will be required to recognize ordinary income on the sale, exchange or retirement of the Short-Term Note to the extent of accrued acquisition discount, and may be subject to limitations on the deductibility of interest on indebtedness incurred to purchase or carry such Notes.

 Market Discount and Premium

  If a U.S. holder purchases a Note that was not issued with OID, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of a Note that was issued with OID, its adjusted issue price as of the purchase date, the amount of the difference will be treated as a "market discount." If the market discount exceeds a de minimis amount, any gain on the sale, exchange or retirement of the Note is treated as ordinary interest income at the time of the disposition to the extent of the accrued market discount, unless the U.S. holder elects to accrue market discount in income on a current basis. In addition, a U.S. holder is required to defer deductions until maturity of the Note or its earlier disposition for a portion of such holder's interest expense on any indebtedness incurred to purchase or carry such Note. Market discount is normally accrued on a straight-line basis, but a holder may elect to use a constant yield method.

  If a U.S. holder acquires a Note issued with OID for an amount above the adjusted issue price, such U.S. holder may be considered to have purchased the Note at an "acquisition premium." The amount of OID which such holder must otherwise include in its gross income with respect to the Note for any taxable year (or portion thereof in which the holder holds the Note) will be reduced (but not below zero) by the portion of acquisition premium properly allocable to such period.

  If a U.S. holder acquires a Note for an amount that is greater than the stated redemption price at maturity, such U.S. holder will be considered to have purchased the Note with "amortizable bond premium" equal to the amount of such excess. Such a U.S. holder may elect to amortize this premium over the remaining life of the Note (using a constant yield method) as an offset to income otherwise includible in the U.S. holder's income.

 Election to Treat all Interest and Premium as OID

  U.S. holders utilizing the accrual method of accounting may generally elect to include all interest and discount (including stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium on a debt instrument) in income by using the constant yield method applicable to OID, subject to certain limitations and exceptions.

 Disposition or Repayment of a Note

  U.S. holders of Notes recognize gain or loss on the sale, redemption, exchange or other disposition of a Note. This gain or loss is measured by the difference between the amount realized (except to the extent attributable to accrued interest) and the U.S. holder's adjusted tax basis in the Note. A U.S. holder's adjusted tax basis for determining gain or loss on a sale or disposition of a Note generally will be such holder's cost increased by any amounts included in income, other than qualified stated interest, and reduced by any amortized premium and cash received other than qualified stated interest. Gain or loss on the sale, exchange or redemption of a Note generally will be long-term capital gain or loss, except to the extent that gain represents accrued market or acquisition discount not previously included in the U.S. holder's income. The Taxpayer Relief Act of 1997 reduces the maximum rates on long-term capital gains recognized on capital assets held by individual taxpayers for more than eighteen months as of the date of disposition (and would further reduce the maximum rates on such gains in the year 2001 and thereafter for certain individual taxpayers who meet specified conditions). Prospective investors should consult their own tax advisors concerning these tax law changes.

 Foreign Currency Notes

  Notes may be denominated in, or interest or principal on the Notes may be determined by reference to, a foreign currency or foreign currency unit (e.g., the ECU) ("Foreign Currency Notes"). OID for any accrual period on a Foreign Currency Note is determined under special rules. The application of these rules will be described in an applicable Pricing Supplement.

U.S. TAX CONSIDERATIONS FOR FOREIGN HOLDERS

  Set forth below is a summary of certain U.S. federal income tax consequences for non-U.S. holders of the Notes.

  Assuming certain certification requirements are satisfied (which generally can be satisfied by providing Internal Revenue Service Form W-8, identifying the beneficial owner of the instrument as a non-U.S. person and disclosing the non-U.S. holder's name and address), under current U.S. federal income and estate tax laws:

    (i) Payments of principal and interest (including OID) on a Note to a non-U.S. holder will not be subject to U.S. federal income tax or withholding tax, provided that, in the case of interest and OID, (a) the payments are not effectively connected with a U.S. trade or business, (b) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (c) the holder is not a controlled foreign corporation related to the Company through stock ownership, and (d) the holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business;

    (ii) A non-U.S. holder of a Note will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of a Note if such gain is not effectively connected with a U.S. trade or business and, in the case of a non-U.S. holder who is an individual, such holder is not present in the United States for a total of 183 days or more during the taxable year in which such gain is realized; and

    (iii) A Note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to U.S. federal estate tax as a result of such individual's death, unless the individual actually or constructively owns 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote or the interest received on such Note is effectively connected with the conduct by such holder of a U.S. trade or business.

BACKUP WITHHOLDING

  Under current U.S. federal income tax law, a 31% "backup" withholding tax is applied to certain interest and principal payments made to, and to the proceeds of sales before maturity by, certain U.S. persons if such persons fail to supply taxpayer identification numbers and other information. Interest paid with respect to a Note and received by a non-U.S. holder will not be subject to backup withholding if the person required to withhold has received appropriate certification statements. The applicable certification procedures require that the holder certify as to its non-U.S. status and provide its name and address.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

  Subject to the terms and conditions set forth in the Distribution Agreement, the Notes are being offered on a continuing basis by the Company through Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Agents"), who have agreed to use reasonable efforts to solicit purchases of the Notes. The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. The Agents shall have the right, in their discretion reasonably exercised, to reject any offer to purchase Notes, in whole or in part. The Company will pay the Agents a commission of from 0.125% to 0.750% of the principal amount of Notes, depending upon maturity, for sales made through them as Agents.

  The Company may also sell Notes to the Agents as principals for their own accounts at a discount to be agreed upon at the time of sale, or the purchasing Agents may receive from the Company a commission or discount equivalent to that set forth on the cover page hereof in the case of any such principal transaction in which no other discount is agreed. Such Notes may be resold at prevailing market prices, or at prices related thereto, at the time of such resale, as determined by the Agents. The Company reserves the right to sell Notes directly on its own behalf. No commission will be payable on any Notes sold directly by the Company.

  In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer may include all or part of the discount to be received from the Company. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity. After the initial public offering of Notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

  In connection with the offering, the Agents may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Agents in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes; and short positions created by the Agents involve the sale by the Agents of a greater number of Notes than they are required to purchase from the Company in the offering. The Agents also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Notes sold in the offering may be reclaimed by the Agents if such Notes are repurchased by the Agents in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

  The Agents, as agents or principals, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Act"). The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Act. The Company has agreed to reimburse the Agents for certain expenses.

  The Agents may sell to or through dealers who may resell to investors, and the Agents may pay all or part of their discount or commission to such dealers. Such dealers may be deemed to be "underwriters" within the meaning of the Act.

  Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of Notes will be required to be made in immediately available funds in The City of New York.

  Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated may be customers of, engage in transactions with and perform services for, the Company in the ordinary course of business.

  The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. No assurance can be given as to the existence or liquidity of the secondary market for the Notes.

PROSPECTUS

                      NATIONWIDE HEALTH PROPERTIES, INC.

                                DEBT SECURITIES

                               ----------------

  Nationwide Health Properties, Inc. (the "Company") may offer from time to time its senior unsecured debt securities consisting of notes, debentures or other evidences of indebtedness (the "Debt Securities"), at an aggregate initial offering price of not more than $300,000,000. The Debt Securities may be offered as a single series or as two or more separate series in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in a Prospectus Supplement or Prospectus Supplements.

  The terms of each series of Debt Securities, including, where applicable, the specific designation, aggregate principal amount, authorized denominations, maturity, rate or rates and time or times of payment of any interest, any terms for optional or mandatory redemption or payment of additional amounts or any sinking fund provisions, the initial public offering price, the proceeds to the Company and any other specific terms in connection with the offering and sale of such series will be set forth in a Prospectus Supplement or Prospectus Supplements.

  The Debt Securities may be sold directly by the Company, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of the Company or any underwriters are involved in the sale of any Debt Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in the applicable Prospectus Supplement. The net proceeds to the Company from such sale also will be set forth in the applicable Prospectus Supplement.

                               ----------------

THESE SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION
   PASSED  UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

  This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.

                               ----------------

                The date of this Prospectus is August 19, 1997.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, Room 1024, at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 at prescribed rates. In addition, such materials may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. The Company is an electronic filer, and the Commission maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the following address: http://www.sec.gov.

  The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus and the accompanying Prospectus Supplement do not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, which may be examined without charge at the public reference facilities maintained by the Commission at the Public Reference Room of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies thereof may be obtained from the Commission upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997 and its Current Report on Form 8-K, dated
August 18, 1997 are incorporated in and made a part of this Prospectus. All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein, in a Prospectus Supplement or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in a Prospectus Supplement or in any subsequently filed document which is incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom this Prospectus is delivered, on the request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Requests for such copies should be directed to Nationwide Health Properties, Inc., 610 Newport Center Drive, Suite 1150, Newport Beach, California 92660, Attention:
Mark L. Desmond (telephone number (714) 718-4400).

                                  THE COMPANY

  Nationwide Health Properties, Inc., a Maryland corporation organized in October 1985 (the "Company"), is a real estate investment trust ("REIT") which invests primarily in health care related facilities and provides financing to health care providers. As of June 30, 1997, the Company had investments in 254 facilities located in 30 states. The facilities include 191 long-term health care facilities, 61 assisted living facilities and two rehabilitation hospitals. The facilities are operated by 59 different operators.

  As of June 30, 1997, the Company had direct ownership of 141 long-term health care facilities, 52 assisted living facilities and two rehabilitation hospitals. All of the Company's owned facilities are leased under "net" leases (the "Leases"), which are accounted for as operating leases, to 40 health care providers (the "Lessees") including Beverly Enterprises, Inc. ("Beverly"), ARV Assisted Living, Inc., Alternative Living Services, Sun Healthcare Group, Inc., Horizon/CMS Healthcare Corporation, American Retirement Corporation, Sterling House Corporation, Living Centers of America, Inc., Retirement Care Associates, Inc., Newcare Health Corporation, Mariner Health Group, Integrated Health Services, Inc. and HEALTHSOUTH Corporation. Of the Lessees, only Beverly accounts for more than 10% of the Company's revenue.

  The Leases have initial terms ranging from 10 to 19 years, and the Leases generally have two or more multiple-year renewal options. The Company earns fixed monthly minimum rents and may earn periodic additional rents. The additional rent payments are generally computed as a percentage of facility net patient revenues in excess of base amounts. The base amounts, in most cases, are net patient revenues for the first year of the lease. Most Leases contain cross collateralization and cross default provisions tied to other Leases with the same Lessee, as well as grouped lease renewals and grouped purchase options. Obligations under the Leases have corporate guarantees, and leases covering 114 facilities are backed by irrevocable letters of credit or security deposits which cover 2 to 14 months of monthly minimum rents. Under the terms of the Leases, the Lessee is responsible for all maintenance, repairs, taxes and insurance on the leased properties.

  As of June 30, 1997, the Company held 33 mortgage loans secured by 50 long-term care facilities and nine assisted living facilities. Such loans had an aggregate outstanding principal balance of approximately $209,916,000 and a net book value of approximately $199,487,000 at June 30, 1997. The mortgage loans have individual outstanding principal balances ranging from approximately $690,000 to $19,650,000 and maturities ranging from 1998 to 2025.

  The Company anticipates providing lease or mortgage financing for health care facilities to qualified operators and acquiring additional health care related facilities, including long-term health care facilities, assisted living facilities, acute care hospitals and medical office buildings. Financing for such future investments may be provided by borrowings under the Company's bank line of credit, private placements or public offerings of debt or equity, and the assumption of secured indebtedness.

  The Company believes that it has operated in such a manner as to qualify for taxation as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ending December 31, 1985, and the Company intends to continue to operate in such a manner. If the Company qualifies for taxation as a REIT, it will generally not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (e.g., at the corporate and stockholder levels) that generally results from investment in stock of a corporation.

  The Company's principal executive offices are located at 610 Newport Center Drive, Suite 1150, Newport Beach, California 92660, and its telephone number is (714) 718-4400.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

  The following selected consolidated financial information of the Company for each of the three years in the period ended December 31, 1996 is derived from the Company's 1996, 1995 and 1994 Annual Reports on Form 10-K. The selected consolidated financial information for the periods ended June 30, 1997 and June 30, 1996 is derived from the Company's Quarterly Reports on Form 10-Q for the periods ended June 30, 1997 and 1996. The Company's consolidated financial statements in the 1996, 1995 and 1994 Annual Reports on Form 10-K have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports incorporated by reference herein. The selected consolidated financial information set forth below should be read in conjunction with the detailed information, consolidated financial statements and related notes and applicable "Management's Discussion and Analysis" included in the 1996, 1995 and 1994 Annual Reports on Form 10-K and the Quarterly Reports on Form 10-Q for the periods ended June 30, 1997 and 1996.

                                                              SIX MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,          JUNE 30,
                             -------------------------------- -----------------
                               1996     1995        1994        1997     1996
                             -------- -------- -------------- -------- --------
                                               (in thousands)
Revenues:
 Minimum rent............... $ 66,536 $ 54,504    $ 47,805    $ 36,747 $ 32,639
 Interest and other income..   17,104   14,759      12,413      10,095    7,928
 Additional rent and
  additional interest.......   12,136   11,776       9,767       6,658    5,664
                             -------- --------    --------    -------- --------
                               95,776   81,039      69,985      53,500   46,231
Expenses:
 Depreciation and non-cash
  charges...................   16,723   13,885      12,244       9,252    8,256
 Interest and amortization
  of deferred
  financing costs...........   20,797   14,628       9,921      12,767   10,731
 General and administrative.    3,312    3,144       3,007       1,812    1,656
                             -------- --------    --------    -------- --------
                               40,832   31,657      25,172      23,831   20,643
                             -------- --------    --------    -------- --------
Income before gain on sale
of facilities...............   54,944   49,382      44,813      29,669   25,588
Gain on sale of facilities..      --       989         --          --       --
                             -------- --------    --------    -------- --------
Net income.................. $ 54,944 $ 50,371    $ 44,813    $ 29,669 $ 25,588
                             ======== ========    ========    ======== ========
Financial Position (at end
of period):
 Total assets............... $744,984 $670,111    $513,809    $843,939 $688,780
 Bank borrowings............   32,300   93,900      80,200      46,300   14,700
 Senior notes due 2000-2015.  190,000  100,000         --      275,000  150,000
 Convertible debentures.....   64,920   65,000      67,690      64,720   65,000
 Notes and bonds payable....    9,229   23,364      20,520       9,189    9,882
 Accounts payable and
  accrued liabilities.......   19,947   16,025       9,293      22,666   19,197
 Stockholders' equity.......  428,588  371,822     336,106     426,064  430,001

                      RATIO OF EARNINGS TO FIXED CHARGES

                                                                      SIX MONTHS
                                                                        ENDED
                                             YEAR ENDED DECEMBER 31,   JUNE 30,
                                             ------------------------ ----------
                                             1992 1993 1994 1995 1996    1997
                                             ---- ---- ---- ---- ---- ----------
Ratio....................................... 4.64 7.63 5.52 4.44 3.64    3.32

                                USE OF PROCEEDS

  Unless otherwise specified in the Prospectus Supplement which accompanies this Prospectus, the net proceeds from the sale of the Debt Securities offered from time to time hereby will be used for general corporate purposes, including the repayment of short term bank lines of credit and investments in health care related properties. The Company uses its existing revolving bank credit facility primarily to provide short term financing for the acquisitions of health care related facilities. To the extent that the Company has amounts outstanding under the credit facility at the time it issues Debt Securities, it is currently required to use the proceeds of such issuance to repay amounts outstanding under the credit facility.

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities may be issued from time to time as a single series or in two or more separate series. The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities"), and the extent to which such general provisions may apply to the Offered Debt Securities, will be described in a Prospectus Supplement relating to such Offered Debt Securities.

  The Debt Securities will be issued under an indenture, dated as of August 19, 1997, as such indenture may be amended from time to time (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"). The terms of the Debt Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and holders of the Debt Securities are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Debt Securities and of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

GENERAL

  The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder, and Debt Securities may be issued thereunder from time to time as a single series or in two or more separate series up to the aggregate principal amount from time to time authorized by the Company for each series. As of the date of this Prospectus, the Company has authorized the issuance under the Indenture of up to $300,000,000 aggregate initial offering price of Debt Securities, of which none has been issued.

  The Debt Securities will be unsecured general obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

  The applicable Prospectus Supplement or Prospectus Supplements will describe the terms of the Offered Debt Securities, including: (i) the aggregate principal amount and denominations of such Debt Securities; (ii) the date on which such Debt Securities will mature; (iii) the date or dates on which the principal of such Debt Securities is payable, if other than on maturity, or the method of determination thereof; (iv) the rate or rates per annum (which may be fixed or variable), or formula for determining such rate or rates, at which such Debt Securities will bear interest, if any; (v) the dates on which such interest, if any, will be payable; (vi) the Place of Payment or transfer with respect to such Debt Securities; (vii) the provisions for redemption or repayment of such Debt Securities, if any, including the redemption and/or repayment price or prices and any remarketing arrangements relating thereto; (viii) the sinking fund requirements or amortization provisions, if any, with respect to such Debt Securities; (ix) whether such Debt Securities are denominated or provide for payment in United States dollars or a foreign currency or units of two or more currencies; (x) the form (registered or bearer or both) in which such Debt Securities may be issued and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Debt Securities in either form; (xi) if the Company will pay additional amounts ("Additional Amounts") in respect of Debt Securities held by a person who is not a U.S. person in respect of specified taxes, assessments or other governmental charges, under what circumstances the Company will pay such Additional Amounts and whether the Company has the option to redeem the affected Debt Securities rather than pay such Additional Amounts; (xii) whether such Debt Securities will be issued in whole or in part in the form of one or more global securities and, in such case, the Depositary for such global securities; (xiii) the title of such Debt Securities and the series of which such Debt Securities shall be a part; and
(xiv) any other terms of such Debt Securities. Reference is made to the Prospectus Supplement for the terms of the Debt Securities being offered thereby. The variable terms of the Debt Securities are subject to change from time to time, but no such change will affect any Debt Security already issued or as to which an offer to purchase has been accepted by the Company.

  The provisions of the Indenture described above provide the Company with the ability, in addition to the ability to issue Debt Securities with terms different from those of Debt Securities previously issued, to "reopen" a previous issue or a series of Debt Securities and issue additional Debt Securities of such issue or series.

  Unless otherwise indicated in a Pricing Supplement, the covenants contained in the Indenture and the Notes as described below would not necessarily afford Holders of the Notes protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect Holders.

PAYMENT AND PAYING AGENTS

  Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and premium and interest, if any, on Debt Securities will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Debt Securities will be made to the Person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest.

  Unless otherwise indicated in an applicable Prospectus Supplement, the Trustee, acting through its Corporate Trust Office, will be designated as the Company's sole Paying Agent for payments with respect to Debt Securities of such series. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for such series. All monies paid by the Company to a Paying Agent for the payment of principal of or premium or interest, if any, on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company, and the Holder of such Debt Security or any coupon will thereafter look only to the Company for payment thereof.

GLOBAL SECURITIES

  The Debt Securities of a series may be issued in whole or in part in global form. A Debt Security in global form will be deposited with, or on behalf of, a Depositary, which will be identified in an applicable Prospectus Supplement. A global Debt Security may be issued in either registered or bearer form and in either temporary or permanent form. A Debt Security in global form may not be transferred except as a whole by the Depositary for such Debt Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary, or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. If any Debt Securities of a series are issuable in global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such global Debt Security may exchange such interests for definitive Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of, premium and interest, if any, on any such global Debt Security and the material terms of the depositary arrangement with respect to any such global Debt Security.

CERTAIN COVENANTS

  The Debt Securities will not be secured by mortgage, pledge or other lien. The Company will covenant in the Indenture not to pledge or otherwise subject to any lien any property or assets of the Company unless the Debt Securities are secured by such pledge or lien equally and ratably with all other obligations secured thereby so long as such obligations shall be so secured; provided, however, that such covenant will not apply to liens securing obligations which do not in the aggregate at any one time outstanding exceed 10% of Consolidated Net Tangible Assets (as defined below) of the Company and its consolidated subsidiaries and will not apply to:

    (1) Any lien or charge on any property, tangible or intangible, real or personal, existing at the time of acquisition or construction of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase or construction price thereof or to secure any indebtedness incurred prior to, at the time of, or within one year after, the acquisition or completion of construction thereof for the purpose of financing all or any part of the purchase or construction price thereof;

    (2) Any liens securing the performance of any contract or undertaking of the Company not directly or indirectly in connection with the borrowing of money, obtaining of advances or credit or the securing of debts, if made and continuing in the ordinary course of business;

    (3) Any lien to secure nonrecourse obligations in connection with the Company's engaging in leveraged or single investor lease transactions;

    (4) Any lien in favor of the United States or any state thereof or the District of Columbia, or any agency, department or other instrumentality thereof, to secure progress, advance, or other payments pursuant to any contract or provision of any statute;

    (5) Mechanics', materialmen's, carriers', or other like liens arising in the ordinary course of business (including construction of facilities) in respect of obligations which are not due or which are being contested in good faith;

    (6) Any lien arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulations, which is required by law or governmental regulation as a condition to the transaction of any business, or the exercise of any privilege, franchise or license;

    (7) Any liens for taxes, assessments or governmental charges or levies not yet delinquent, or liens for taxes, assessments or governmental charges or levies already delinquent but the validity of which is being contested in good faith;

    (8) Liens (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and in the case of judgment liens, execution thereof is stayed;

    (9) Liens relating to secured indebtedness of the Company outstanding on June 30, 1997; and

    (10) Any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any lien referred to in the foregoing clauses (1) to (9) inclusive; provided, however, that the amount of any and all obligations and indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property).

  "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) less (i) all current liabilities and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles of the Company and its consolidated subsidiaries, all as set forth on the most recent balance sheet of the Company and its consolidated subsidiaries prepared in accordance with generally accepted accounting principles.

  The Company also covenants in the Indenture that it will not create, assume, incur, or otherwise become liable in respect of, any

  (a) Senior Debt (as defined below) unless the aggregate outstanding principal amount of Senior Debt of the Company will not, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, exceed the greater of (i) 150% of Capital Base (as defined below), or (ii) 225% of Tangible Net Worth (as defined below); and

  (b) Non-Recourse Debt (as defined below) unless the aggregate outstanding principal amount of Senior Debt and Non-Recourse Debt of the Company will not, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, exceed 225% of Capital Base.

  For the purposes of this limitation as to borrowing money, "Senior Debt" means all Debt other than Non-Recourse Debt and Subordinated Debt; "Debt," with respect to any Person, means (i) its indebtedness, secured or unsecured, for borrowed money; (ii) Liabilities secured by any existing lien on property owned by such Person; (iii) Capital Lease Obligations, and the present value of all payments due under any arrangement for retention of title (discounted at a rate per annum equal to the average interest borne by all outstanding Debt Securities determined on a weighted average basis and compounded semi-annually) if such arrangement is in substance an installment purchase or an arrangement for the retention of title for security purposes; and (iv) guarantees of obligations of the character specified in the foregoing clauses
(i), (ii) and (iii), to the full extent of the liability of the guarantor (discounted to present value, as provided in the foregoing clause (iii), in the case of guarantees of title retention arrangements); "Capital Lease" means at any time any lease of property, real or personal, which, in accordance with generally accepted accounting principles, would at such time be required to be capitalized on a balance sheet of the lessee; "Capital Lease Obligation" means at any time the amount of the liability in respect of a Capital Lease which, in accordance with generally accepted accounting principles, would at such time be required to be capitalized on a balance sheet of the lessee; "Person" means an individual, partnership, limited liability company, corporation, joint venture, association, joint stock company, trust, unincorporated organization, or a government or agency or political subdivision thereof; "Non-Recourse Debt" with respect to any Person, means any Debt secured by, and only by, property on or with respect to which such Debt is incurred where the rights and remedies of the holder of such Debt in the event of default do not extend to assets other than the property constituting security therefor; "Subordinated Debt" means any unsecured Debt of the Company which is issued or assumed pursuant to, or evidenced by, an indenture or other instrument which contains provisions for the subordination of such other Debt (to which appropriate reference shall be made in the instruments evidencing such other Debt if not contained therein) to the Debt Securities (and, at the option of the Company, if so provided, to other Debt of the Company, either generally or as specifically designated); "Capital Base" means, at any date, the sum of Tangible Net Worth and Subordinated Debt; "Tangible Net Worth" means, at any date, the net book value (after deducting related depreciation, obsolescence, amortization, valuation, and other proper reserves) of the Tangible Assets of the Company at such date, minus the amount of its Liabilities at such date; "Tangible Assets" means all assets of the Company (including assets held subject to Capital Leases, conditional sale agreements or other arrangements pursuant to which title to property has been retained by or vested in some other Person for security purposes) except: (i) deferred assets, other than prepaid insurance, prepaid taxes and deposits; (ii) patents, copyrights, trademarks, trade names, franchises, goodwill, experimental expense and other similar intangibles; and
(iii) unamortized debt discount and expense; and "Liabilities" means, at any date, the items shown as liabilities on the balance sheet of the Company, except any items of deferred income, including capital gains.

SUCCESSOR CORPORATION

  The Indenture provides that the Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other Person provided, that in any such case: (i) the successor Person shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company under the Debt Securities and the Indenture; and (ii) the Company or such successor Person, as the case may be, shall not, immediately after such merger or consolidation, or such sale, lease or conveyance, be in default in the performance of any such obligation. Subject to certain limitations in the Indenture, the Trustee may receive from the Company an officers' certificate and an opinion of counsel as conclusive evidence that any such consolidation, merger, sale, lease or conveyance, and any such assumption, complies with the provisions of the Indenture.

SUPPLEMENTAL INDENTURES

  Supplemental indentures may be made by the Company and the Trustee with the consent of the Holders of 66-2/3% in principal amount of any series of outstanding Debt Securities, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of each such series affected by such modification or amendment, provided that no supplemental indenture may, among other things, reduce the principal amount of or interest on any Debt Securities, change the maturity date of the principal, the interest payment dates or other terms of payment or reduce the percentage in principal amount of outstanding Debt Securities of any series the consent of whose Holders is necessary to modify or alter the Indenture, without the consent of each Holder of Debt Securities affected thereby. Under certain circumstances, supplemental indentures may also be made without the consent of the Holders.

EVENTS OF DEFAULT

  The Indenture defines an Event of Default with respect to any series of Debt Securities as being any one of the following events and such other events as may be established for the Debt Securities of a particular series: (i) default in payment of any interest or Additional Amount on the Debt Securities of such series and continuance of such default for a period of 30 days; (ii) default in payment of principal or premium, if any, on the Debt Securities of such series at their maturity; (iii) default in the deposit of any sinking fund payment with respect to such series when, as and if due; (iv) default in the performance, or breach, of any covenant or warranty, of the Company in the Indenture (other than a covenant or warranty in the Indenture solely for the benefit of a series of Debt Securities other than such series) continued for 60 days after appropriate notice; (v) certain events of bankruptcy, insolvency, reorganization or other similar occurrences; and (vi) certain other events of default, if any, relating to a particular series of Debt Securities. No Event of Default with respect to a particular series of Debt Securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of Debt Securities issued thereunder. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of Debt Securities of each series affected thereby may declare the Debt Securities of such series to be due and payable. Any past default with respect to a particular series of Debt Securities may be waived by the Holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of such series, except in a case of failure to pay principal of, or premium, if any, or interest on such Debt Securities for which payment had not been subsequently made or a default in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Debt Security of such series. The Company will be required to file with the Trustee annually an Officers' Certificate as to the absence of certain defaults. The Trustee may withhold notice to Holders of any series of Debt Securities of any default with respect to such series (except in payment of principal, premium, if any, or interest) if it in good faith determines that it is in the interest of such Holders to do so.

  Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity or security against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to provisions in the Indenture for the indemnification of the Trustee and to certain other limitations, the Holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series.

SATISFACTION AND DISCHARGE OF INDENTURE

  The Indenture (except for certain specified surviving obligations including, among other things, the Company's obligation to pay the principal of, and premium, if any, and interest on the Notes) will be discharged with respect to the Debt Securities of any series which are due and payable or will become due and payable at maturity or redemption within one year upon the satisfaction of certain conditions, including the payment in full of the principal of, and premium, if any, and interest on all of the Debt Securities of such series or the deposit with the Trustee of an amount in cash or United States government obligations sufficient for such payment or redemption, in accordance with the Indenture.

DEFEASANCE

  The Company may terminate certain of its obligations under the Indenture with respect to the Debt Securities of any series, including its obligations to comply with the restrictive covenants set forth in the Indenture (see "Certain Covenants") with respect to the Debt Securities of such series, on the terms and subject to the conditions contained in the Indenture, by depositing in trust with the Trustee cash or United States government obligations sufficient to pay the principal of, and premium, if any, and interest on the Debt Securities of such series to their maturity in accordance with the terms of the Indenture and the Debt Securities of such series. In such event, the Trustee will receive an opinion of counsel stating that such deposit and termination will not have any federal income tax consequences to the Holders.

REGARDING THE TRUSTEE

  The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company; provided, however, that if the Trustee acquires any conflicting interest it must eliminate such conflict or resign.

  The Indenture provides that, in case an Event of Default has occurred and is continuing, the Trustee is required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs in the exercise of its powers.

GOVERNING LAW

  The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

                             PLAN OF DISTRIBUTION

  The Company may sell the Debt Securities through underwriters or agents or directly to purchasers. A Prospectus Supplement will set forth the names of such underwriters or agents, if any, and the specific designation, aggregate principal amount, rate and time of payment and interest, if any, redemption and/or repayment, if any, and other terms, and any listing on a securities exchange of the Debt Securities in respect of which this Prospectus is delivered.

  The Debt Securities may be sold to underwriters for their own account and may be resold to the public from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. A Prospectus Supplement will set forth any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

  The Debt Securities may be sold directly by the Company, or through agents designated by the Company from time to time. A Prospectus Supplement will set forth any commission payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

  The net proceeds to the Company from the sale of the Debt Securities will be the purchase price of the Debt Securities less any such discounts or commissions and the other attributable expenses of issuance and distribution.

  The Company will agree to indemnify underwriters and agents against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments underwriters or agents may be required to make in respect thereof.

                                 LEGAL MATTERS

  The validity of the Debt Securities offered hereby will be passed upon for the Company by O'Melveny & Myers LLP. Unless otherwise specified in an applicable Prospectus Supplement, Brown & Wood LLP will act as counsel for the underwriters or agents, if any. Paul C. Pringle, a partner at Brown & Wood LLP, owns 5,000 shares of Common Stock of the Company.

                                    EXPERTS

  The consolidated balance sheets of the Company as of December 31, 1996 and 1995, the consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996 and the audited pro forma statements of income for certain acquired facilities for the year ended December 31, 1996, filed with the Company's Current Report on Form 8-K, dated August 18, 1997, incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                               ----------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
The Company................................................................  S-2
Recent Developments........................................................  S-3
Use of Proceeds............................................................  S-3
Description of the Notes...................................................  S-3
United States Taxation..................................................... S-15
Supplemental Plan of Distribution.......................................... S-19

                                   PROSPECTUS

Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
The Company................................................................    3
Selected Consolidated Financial Information................................    4
Ratio of Earnings to Fixed Charges.........................................    4
Use of Proceeds............................................................    5
Description of Debt Securities.............................................    5
Plan of Distribution.......................................................   11
Legal Matters..............................................................   11
Experts....................................................................   12

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $300,000,000

                                      LOGO
                     OF NATIONWIDE HEALTH PROPERTIES, INC.

                          MEDIUM-TERM NOTES, SERIES C

                               ----------------

                             PROSPECTUS SUPPLEMENT

                               ----------------

                              GOLDMAN, SACHS & CO.


                              MERRILL LYNCH & CO.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------